Exhibit 10.1

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

Administrative Regulations for the
Long-Term Incentive Compensation Program
under the United States Steel Corporation 2005 Stock Incentive Plan, as Amended and Restated
As amended by the Compensation & Organization Committee
Effective February 25, 2014

1.
Administration. The Compensation & Organization Committee (the “Committee”) shall administer the Long-Term Incentive Compensation Program (the “Program”) under and pursuant to its authority as provided in Section 3 of the United States Steel Corporation 2005 Stock Incentive Plan, as amended and restated (the “Plan”).

A.
Delegation of Authority. The Committee may delegate to a designated individual (the “Stock Plan Officer”) and to other Officer-Directors and the executive directly responsible for corporate human resources (collectively, the “Senior Officers”) its duties under the Program subject to such conditions and limitations as the Committee shall prescribe, except that only the Committee may designate and grant Awards to Participants. The Committee hereby delegates to the Stock Plan Officer all authority necessary or desirable to administer the Program, including the authority to “consent” upon termination and the authority to delegate all or any portion of the delegated authorities; provided, however, that such authority is limited as follows: (i) only the Committee may (a) designate and grant Awards to Participants (provided that grants to non-executives may be made through a delegated process to one or more Committee members from time to time under rules established by the Committee in advance of such grants), (b) approve the vesting of Options, Restricted Stock, Restricted Stock Units or Performance Awards, (c) adjust the number of Shares pursuant to Section 8 of the Plan, (d) approve or amend the form of Awards, (e) amend outstanding Awards, (f) determine the Performance Goals, measures and other terms associated with Performance Awards or (g) modify or amend these Administrative Regulations (the “Regulations”), including any appendices and schedules attached hereto, and (ii) no delegate of the Stock Plan Officer’s authority may delegate his or her authority. Without limiting the foregoing, the Stock Plan Officer is hereby directed to (x) administer Awards under the Plan, (y) determine whether any Participant has violated any terms and conditions set forth in the Award Agreement so as to warrant cancellation of an Award and upon making such determination, cancel such Award, and (z) maintain appropriate records and establish necessary procedures related to the Plan.

B.
Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan. The terms “Stock Plan Officer” and “Committee” shall be read as being one and the same; provided, however, the preceding (i) does not apply where necessary to give meaning to the terms, (ii) does not limit the authority of the Committee or increase the authority of the Stock Plan Officer, and (iii) requires that the Stock Plan Officer have the requisite authority (as defined above and/or pursuant to any current Committee resolution) in the context in which the term “Committee” is used.

C.	Compensation Consultant. The Committee may engage a compensation consultant to assess the competitiveness of various target Award levels and advise the Committee.

2.
Participation/Eligibility. All management employees of the Corporation, its Subsidiaries and affiliates are eligible to participate in the Program upon designation by the Committee or Senior Officers (“Participants”).

A.
Executive Management. Employees designated by the Committee to be Executive Management are hereby designated to be Participants. Grants to individuals designated to be Executive Management must be approved by the Committee.

B.
Rights. No Participant or other employee shall have any claim to be granted an Award under the Program, and nothing contained in the Program or any Award Agreement shall confer upon any Participant any right to continue in the employ of the Corporation, its Subsidiaries or affiliates or interfere in any way with the right of the Corporation, its Subsidiaries or affiliates to terminate a Participant’s employment at any time.

3.	Components of Long-Term Incentives. Award grants may be made in the following forms: Options, Restricted Stock, Restricted Stock Units, Other Stock‑Based Awards, and Performance Awards.

4.	Options.

A.
Award Grants/Grant Price. The Committee may grant Options to Participants. All Options will be nonstatutory stock options. The exercise price per Share of the Options shall be no less than 100% of the Fair Market Value of the Shares on the date of grant of the Option.

B.	Term. Each Option shall state the period or periods of time during which it may be exercised, in whole or in part. The term of an Option may not exceed ten years.

C.
Vesting. Unless otherwise determined by the Committee, Option grants shall vest ratably over three years (1/3 on each of the first, second and third grant date anniversaries), each such year to be considered a “Vesting Year”.

D.	Exercise of Options.

(1)	Effective Date of Exercise. The date of exercise of an Option shall be the business day on which the notice of exercise and payment for Shares being purchased are received by the Stock Plan Officer.

(2)
Payment for Shares Purchased. Unless otherwise determined by the Committee, payment of the purchase price shall be made, at the election of the Participant, in cash or by delivering Shares owned by the Participant or withholding of shares to be acquired upon exercise in accordance with procedures established by the Stock Plan Officer and valued at Fair Market Value on the date of exercise, or a combination thereof.

(a)
Overpayment in Shares. If the Fair Market Value of Shares delivered or withheld in payment of the purchase price exceeds the purchase price, a certificate, or its equivalent, representing the whole number of excess Shares together with a check, or its equivalent, representing the Fair Market Value of any excess partial Share shall be delivered to the Participant. In the case of a Participant who is at the time of exercise subject to Section 16 of the Exchange Act, any portion of the exercise price representing a fraction of a Share shall be paid by such Participant in cash or property other than Shares.

(b)
Underpayment in Shares. If the Fair Market Value of Shares delivered or withheld in payment of the purchase price is less than the purchase price, the difference shall be delivered by the Participant in cash immediately upon notification of such difference.

(c)
Requirements Relating to Previously Owned Shares. Shares delivered in payment of the purchase price shall be duly endorsed for transfer to the Corporation. If Shares so delivered are not registered in the name of the Participant individually, the Participant shall also provide evidence acceptable to the Stock Plan Officer that such Shares are beneficially owned by the Participant individually.

E.	Post-Termination of Employment Exercise.

(1)
Death and Disability. Unless otherwise determined by the Committee, all Options vest immediately upon the Participant’s death during employment or termination of employment by reason of Disability. Vested options remain exercisable for three years following the date of Death or termination of employment by reason of Disability, as applicable, or, if less, until the original expiration date.

(a)	“Disability” shall be determined, for all purposes under the Program, by reference to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(2)
Retirement and Termination with Consent. Unless otherwise determined by the Committee, a prorated number of the Options scheduled to vest during the Vesting Year will vest, based upon the number of complete months worked during the Vesting Year in which the Participant’s termination of employment occurs by reason of Retirement or Termination with Consent. The prorated award will be calculated upon such termination and will vest at the next vesting date or, if earlier, immediately upon the Participant’s death. The remaining unvested Option grants are forfeited immediately upon termination. Vested options remain exercisable for three years following such termination or, if less, until the original expiration date.

(a)
Example: If the 1/3 ratable vesting for Vesting Year 3 is 1000 shares for Award 1, 1000 shares for Award 2, and 1000 shares for Award 3 and if the Participant terminates employment by reason of Retirement six months following the Award 3 grants, the Participant is entitled to vesting of 1/2 of all grants that would have vested at the end of the Vesting Year during which he or she retires (Vesting Year 3 in this example), or 1500 shares. This example focuses only on the shares that would vest during Vesting Year 3; however, another 3000 shares would have vested in the aggregate following Vesting Years 1 and 2, for a total of 4500 shares vesting under the Awards 1, 2 and 3. The 1500 shares would vest upon the next scheduled vesting date following termination. The post-termination exercise period would be measured for three years following the date of termination, even though the final pro rata tranche does not vest upon termination.

(b)
“Retirement” shall mean, for all purposes under the Program, the applicable Participant’s termination of employment after having satisfied the age, service and/or other requirements necessary to commence an immediate pension under either: (i) the applicable defined benefit pension plan for the Participant’s home country, regardless of whether the Participant is a participant in such pension plan, or (ii) in the case of a home country for which there is no applicable defined benefit plan, the applicable local law or regulation; provided, however, such term does not include, unless the Committee consents with knowledge of the specific facts, retirement under circumstances in which the Participant accepts employment with a company that owns, or is owned by, a business that competes with the Corporation, or its Subsidiaries or affiliates.

Further, to the extent necessary under applicable local law, Retirement may have such other meaning adopted by the Committee and set forth in the applicable Award Agreement.

(c)	“Termination” shall mean the applicable employee’s termination of employment other than by Retirement, death or Disability.

(d)
“Termination with Consent” shall mean Termination at any age with the consent of the Committee. Consent shall be deemed to be given if the employee incurs a break in continuous service due to layoff or disability as defined under the Corporation’s defined benefit pension plan, regardless of whether the employee is participating in such plan.

(e)	“Termination without Consent” shall mean Termination at any age without the consent of the Committee.

(3)
Termination without Consent and Termination for Cause. Unless otherwise determined by the Committee, vested and unvested Options are forfeited if termination of employment is due to Termination without Consent or Termination for Cause.

(4)
Termination in connection with a Change of Control. Notwithstanding the foregoing provisions of these Regulations, if a Change of Control Termination occurs within two years following a Change of Control, then no Options shall have been, nor shall any Options be, forfeited upon such termination; rather, all Options shall vest immediately upon the occurrence of the Change of Control Termination. Such vested Options shall remain exercisable for the remainder of their respective terms. For purposes of these regulations, a “Change of Control Termination” shall be a termination of a Participant following a Change of Control that is (i) involuntarily for any reason other than Cause or (ii) in the case of a Participant who has been determined by the Committee to be executive management prior to the time to the Change of Control, voluntarily for Good Reason.

F.
Adjustment upon Change of Control. The Adjustment provisions of Section 8.01 of the Plan shall apply in the event of any Change of Control, such that the Options shall continue in adjusted and/or substituted form following the Change of Control.

5.	Restricted Stock.

A.	Restricted Stock Grants. The Committee may grant Restricted Stock to Participants. A Participant must endorse in blank and return to the Corporation a stock power for each Restricted Stock grant.

B.
Restrictions. During the restriction period a Participant may not sell, transfer, assign, pledge or otherwise encumber or dispose of Shares of the Restricted Stock. During the restriction period a Participant shall have all rights and privileges of a stockholder, including the right to vote the Shares and to receive dividends, except as noted in the preceding sentence and except that any dividends payable in stock shall be subject to the restrictions. At the expiration of the restriction period, a stock certificate free of all restrictions for the number of Shares of Restricted Stock vested shall be registered in the name of, and delivered to, the Participant or, subject to the termination provisions below, to the Participant’s estate.

C.
Vesting. The Committee shall determine the restriction period, provided that (i) Restricted Stock grants which are time-based shall vest ratably over a period of not less than three years (1/3 on each of the first, second and third grant date anniversaries), each such year to be considered a “Vesting Year” and (ii) Restricted Stock grants which are performance-based shall vest over a period of not less than one year.

D.	Termination of Employment.

(1)
Death and Disability. Unless otherwise determined by the Committee, all Shares of Restricted Stock vest immediately upon the Participant’s death during employment or termination of employment by reason of Disability.

(2)
Retirement and Termination with Consent. Unless otherwise determined by the Committee, a prorated number of the shares of Restricted Stock scheduled to vest during the Vesting Year will vest, based upon the number of complete months worked during the Vesting Year in which the Participant’s termination of employment occurs by reason of Retirement or Termination with Consent. The prorated award will be calculated upon termination and will vest upon the date of termination. The remaining unvested shares are forfeited immediately upon termination.

(a)
Example: If the 1/3 ratable vesting for Vesting Year 3 is 1000 shares for Award 1, 1000 shares for Award 2, and 1000 shares for Award 3 and if the Participant terminates employment by reason of Retirement six months following the Award 3 grants, the Participant is entitled to vesting of 1/2 of all grants that would have vested at the end of the Vesting Year during which he or she retires (Vesting Year 3 in this example), or 1500 shares. This example focuses only on the shares that would vest during Vesting Year 3; however, another 3000 shares would have vested in the aggregate following Vesting Years 1 and 2, for a total of 4500 shares vesting under the Awards 1, 2 and 3. The 1500 shares would vest upon the date of termination.

(3)
Termination without Consent and Termination for Cause. Unless otherwise determined by the Committee, unvested shares of Restricted Stock are forfeited if termination of employment is due to Termination without Consent or Termination for Cause.

E.
Change of Control. Notwithstanding the foregoing provisions of these Regulations, if a Change of Control Termination occurs within two years following a Change of Control, then no shares of Restricted Stock shall have been, nor shall any shares of Restricted Stock be, forfeited upon such termination; rather, all shares of Restricted Stock shall vest immediately upon the occurrence of the Change of Control Termination.

6.	Restricted Stock Units.

A.	Restricted Stock Unit Grants. The Committee may grant Restricted Stock Units to Participants.

B.
Restrictions. During the restriction period a Participant may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Restricted Stock Units. During the restriction period a Participant shall have none of the rights and privileges of a stockholder, however, the Participant may be entitled to receive a payment (in cash or Shares) or credit equal to the cash dividends paid on one Share for each Share represented by a Restricted Stock Unit held by such Participant (a “dividend equivalent”); provided, however, the dividend equivalents shall not be paid to, or vested in, the Participant unless and to the extent the underlying Restricted Stock Units are vested. Any dividend equivalent paid in Shares shall be paid in the form of additional whole and/or fractional Restricted Stock Units, subject to the same restrictions and vesting conditions as the underlying Restricted Stock Units and settled in the same manner. At the expiration of the restriction period, and in no event later than 2 1/2 months following the end of the calendar year in which vesting occurs, the number of Shares equivalent to the number of vested Restricted Stock Units (including any dividend equivalents, in the case of dividend equivalents paid in Shares) shall be delivered to the Participant or, subject to the termination provisions below, to the Participant’s estate. In the case of dividend equivalents paid in cash, a cash payment will be made at the end of the restriction period equal to the dividends paid on a number of Shares equivalent to the number of vested Restricted Stock Units.

C.
Vesting. The Committee shall determine the restriction period, provided that (i) Restricted Stock Unit grants which are time-based shall vest ratably over a period of not less than three years (1/3 on each of the first, second and third grant date anniversaries), each such year to be considered a “Vesting Year” and (ii) Restricted Stock Unit grants which are performance-based shall vest over a period of not less than one year.

D.	Termination of Employment.

(1)
Death and Disability. Unless otherwise determined by the Committee, all Restricted Stock Units vest immediately upon the Participant’s death during employment or termination of employment by reason of Disability.

(2)
Retirement and Termination with Consent. Unless otherwise determined by the Committee, a prorated number of the Restricted Stock Units scheduled to vest during the Vesting Year will vest, based upon the number of complete months worked during the Vesting Year in which the Participant’s termination of employment occurs by reason of Retirement, or Termination with Consent, which is to be calculated upon termination and delivered, subject to the following, upon termination. In the case of any payment considered to be based upon separation from service, and not compensation the Participant could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of Participant’s termination if Participant is a “specified employee” under Section 409A of the Code upon his separation from service. The remaining unvested shares are forfeited immediately upon termination.

(a)
Example: If the 1/3 ratable vesting for Vesting Year 3 is 1000 shares for Award 1, 1000 shares for Award 2, and 1000 shares for Award 3 and if the Participant terminates employment by reason of Retirement six months following the Award 3 grants, the Participant is entitled to vesting of 1/2 of all grants that would have vested at the end of the Vesting Year during which he or she retires (Vesting Year 3 in this example), or 1500 shares. This example focuses only on the shares that would vest during Vesting Year 3; however, another 3000 shares would have vested in the aggregate following Vesting Years 1 and 2, for a total of 4500 shares vesting under the Awards 1, 2 and 3. The 1500 shares would vest upon the date of termination.

(3)
Termination without Consent and Termination for Cause. Unless otherwise determined by the Committee, unvested Restricted Stock Units are forfeited if termination of employment is due to Termination without Consent or Termination for Cause.

E.
Change of Control. Notwithstanding the foregoing provisions of these Regulations, if a Change of Control Termination occurs within 24 months following a Change of Control, then no Restricted Stock Units shall have been, nor shall any Restricted Stock Units be, forfeited upon such termination; rather, all Restricted Stock Units shall vest immediately upon the occurrence of the Change of Control Termination.

7.    Performance Awards.

A.
Performance Periods. Each Performance Period will be three years in length. Each Performance Period will begin on the first day of the calendar year during which the Performance Period begins and shall end on the last day of the third calendar year succeeding the calendar year during which the Performance Period begins (the three year period is referred to herein as the “Performance Period”).

B.
Performance Award Grants. At the beginning of each Performance Period, the Committee may grant Performance Awards to Participants for such Performance Period and shall identify for such grants the amount which may be earned based upon the level of achievement attained (the “Target” award, in the case of attainment of the target level of performance) for each Performance Goal.

C.
Performance Goal Establishment/Grant Mechanics. The Committee shall establish and approve the Performance Goal and the relevant peer group (the “Peer Group”) for performance comparison purposes at the beginning of each Performance Period. Unless otherwise determined by the Committee at the beginning of the relevant Performance Period, the Performance Goal shall be based upon either the total shareholder return performance measure, with the Corporation’s total shareholder return compared to the total shareholder return of the Peer Group for the Performance Period, or return on capital employed, with the Corporation’s return on capital employed calculated on a weighted average basis for the Performance Period.

D.	Performance Vesting.
TSR Shares

(1)
Payout Calculation. For Performance Awards based upon total shareholder return, payout shall be based upon the relative Annualized Total Shareholder Return (“Annualized TSR”), as approved by the Committee within the first 90 days of the Performance Period, which will be based upon the Corporation’s calculated Annualized TSR compared to the statistical Annualized TSR for the Peer Group (“Comparative TSR”) using the whole company ranking method (i.e., including the Corporation within the array of companies for which TSR is compared).

(a)	Interpolation will be used to determine actual awards for performance that correlates to an award between Minimum and Target or Target and Maximum Award levels.

(b)
In calculating the number of shares to be awarded, the Corporation’s relative TSR percentile shall be rounded to the nearest hundredth of a percentile, rounding up if the thousandth’s place is 5 or more and truncating if the thousandth’s place is 4 or less. The related payout rate also shall be calculated to the nearest hundredth’s place using the same rounding procedure. Additionally, the calculated number of shares shall be rounded to the nearest whole share, rounding up if the fractional share is 5 tenths or more and truncating the fractional share if it is less than 5 tenths.

(2)	Annualized TSR.

(a)	Annualized TSR = ((Final Price + all dividends paid during the relevant Performance Period)/Initial Price)^(1/3)-1.

(b)	Initial Price = the Average Measurement Period Price for the 20 business days prior to the first business day of the calendar year of grant.

(c)	Final Price = the Average Measurement Period Price for the 20 business days ending on the last business day of the third calendar year succeeding the year of grant.

(d)	Average Measurement Period Price = the average of the closing stock price for each of the 20 days during a specified 20 business day period.

(e)	Stock prices may be determined using (a) any reputable online stock‑quote service, such as Yahoo! Finance or Bloomberg, or (b) the financial pages of The Wall Street Journal.

(3)
Peer Group Adjustments. At the commencement of the Performance Period, the Committee may determine that specific guidance be considered in connection with possible adjustments to the Peer Group, to include U. S. Steel should the circumstances arise, involved in the calculation of the Corporation’s comparative performance with respect to the Performance Goal during the Performance Period. Any such determination will be in addition to, or will amend if it conflicts with, the following guidelines, which will be used in connection with the calculation:

(a)
If a Peer Group Company becomes bankrupt, the bankrupt company will remain in the Peer Group positioned at one level below the lowest performing non-bankrupt Peer Group Company. In the case of multiple bankruptcies, the bankrupt companies will be positioned below the non-bankrupt companies in chronological order by bankruptcy date with the first to be bankrupt at the bottom.

(b)
If a Peer Group Company is acquired by another company or entity, including through a management buy-out or going-private transaction, the acquired Peer Group Company will be removed from the Peer Group for the entire Performance Period; provided that if the acquired company became bankrupt prior to its acquisition it shall be treated as provided in paragraph (a), above, or if it shall become delisted according to paragraph (e), below, prior to its acquisition it shall be treated as provided in paragraph (e).

(c)
If a Peer Group Company sells, spins-off, or disposes of a portion of its business, the selling Peer Group Company will remain in the Peer Group for the Performance Period unless such disposition(s) results in the disposition of more than 50% of the company’s total assets during the Performance Period.

(d)	If a Peer Group Company acquires another company, the acquiring Peer Group Company will remain in the Peer Group for the Performance Period.

(e)
If a Peer Group Company is delisted from either the New York Stock Exchange (NYSE) or the National Association of Securities Dealers Automated Quotations (NASDAQ) such that it is no longer listed on either exchange, such delisted Peer Group Company will remain in the Peer Group positioned at one level below the lowest performing listed company and above the highest ranked bankrupt Peer Group Company. In the case of multiple delistings, the delisted companies will be positioned below the listed and above the bankrupt companies in chronological order by delisting date with the first to be delisted at the bottom of the delisted companies. If a delisted company shall become bankrupt, it shall be treated as provided in paragraph (a), above. If a delisted company shall be later acquired, it shall be treated as a delisted company under this paragraph. If a delisted company shall relist during the Performance Period, it shall remain in its relative delisted position determined under this paragraph.

(f)
If the Corporation’s and/or any Peer Group Company’s stock splits, such company’s TSR performance will be adjusted for the stock split so as not to give an advantage or disadvantage to such company by comparison to the other companies, using the principles set forth in Section 8 of the Plan.

ROCE Shares

(4)
Payout Calculation. For Performance Awards based upon a return on capital employed, payout shall be based upon a weighted average Return on Capital Employed (“ROCE”), as approved by the Committee within the first 90 days of the Performance Period, over the Performance Period.

(a)	Interpolation will be used to determine actual awards for performance that correlates to an award between Minimum and Target or Target and Maximum Award levels.

(b)
In calculating the number of shares to be awarded, the Corporation’s annual ROCE for each year of the Performance Period shall be rounded to the nearest decimal place consistent with the number of decimal places approved by the Committee at the time it set the relevant target, rounding up in the case of 5 or more and rounding down in the case of 4 or less. The related payout rate also shall be calculated to the nearest hundredth place using the same rounding procedure. Additionally, the calculated number of shares shall be rounded to the nearest whole share, rounding up if the fractional share is 5 tenths or more and truncating the fractional share if it is less than 5 tenths.

(5)
Return on Capital Employed (ROCE). ROCE shall mean, using a weighted average based on each calendar year of the Performance Period, income from consolidated worldwide operations (including minority interests), divided by consolidated worldwide capital employed (including minority interests) expressed as a percentage.

Income from consolidated worldwide operations (including minority interests) shall mean income from operations as reported in the consolidated statement of operations of United States Steel Corporation for each calendar year of the Performance Period.
Capital employed shall be calculated by using the average of the opening balance at the commencement of each calendar year of the Performance Period, and the balances at the end of each quarter during each calendar year of the Performance Period, of the sum of net fixed assets, inventories, and accounts receivable, less accounts payable.
For purposes of calculating ROCE for a calendar year within the Performance Period, the following principles shall apply: that if income or loss related to an asset is included in the numerator for any portion of the calendar year within the Performance Period that the related asset’s capital employed shall be included in the denominator for the same portion of the calendar year within the Performance Period (and vice versa) and, similarly, if income or loss related to an asset is excluded from the numerator for any portion of the calendar year within the Performance Period that the related asset’s capital employed shall be excluded from the denominator for the same portion of the calendar year within the Performance Period (and vice versa).
For purposes of calculating the weighted average ROCE for the Performance Period, the ROCE for the first calendar year of the Performance Period shall be weighted 20%, the ROCE for the second calendar year of the Performance Period shall be weighted 30%, and the ROCE for the third calendar year of the Performance Period shall be weighted 50%.
Subject to the foregoing, the following adjustment provisions shall apply to the numerator and denominator (to the extent included in such amount) of the ROCE performance calculation:

(a)
exclude the gain or loss related to a business disposition or divestiture (whether or not completed during the calendar year) and all amounts related to a permanent facility shutdown/closure, and assume that the business achieved (for the time period following such disposition, divestiture or shutdown/closure) the performance level included in the Business Plan as approved by the Committee within the first 90 days of the Performance Period;

(b)	exclude the gain or loss related to an asset sale not made in the ordinary course of business;

(c)	exclude all amounts associated with long-lived asset impairments;

(d)	exclude all amounts related to an acquisition or startup (defined as the startup of a previously closed facility or the startup of a new facility);

(e)	exclude all amounts related to workforce reductions and other restructuring charges;

(f)	except for retiree benefits, exclude all amounts not allocated to segments; and

(g)	exclude all amounts associated with changes in accounting standards and changes in law that affect reported results;
provided, however, no adjustment pursuant to any adjustment category, identified as (a) through (g), above, shall be made to the ROCE calculation to the extent the total adjustment for such category is less than $10 million;
provided, further, all the above adjustments shall be calculated in accordance with generally accepted accounting principles at the time of calculation to the extent the nature of the adjustment is addressed therein;
provided, further, none of the above adjustments shall be made to the ROCE calculation to the extent the relevant data is not available; and
provided, further, the ROCE calculation, including all adjustments thereto, shall be determined at the time the Committee makes its award decisions and in accordance with the reporting requirements applicable to the Corporation’s reports on Forms 10-K and 10-Q.

(6)
Payout Timing. Award payout will follow the end of the Performance Period (and in no event later than 2½ months following the end of the calendar year in which the Performance Period ends, as provided in the Plan) and the Committee’s written certification of achievement of Performance Goals, payable in the form of Shares. In the case of any payment considered to be based upon separation from service, and not compensation the Participant could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of Participant’s termination if Participant is a “specified employee” under Section 409A of the Code upon his separation from service.

(7)
Discretion. Notwithstanding any language to the contrary in outstanding or future grant forms or in the Plan, the Committee retains no discretion to reduce any Performance Award to an amount below the amount that would be payable as a result of performance measured against the Performance Goals.

(8)	Termination of Employment.

(a)
Death and Disability. Unless otherwise determined by the Committee, a prorated value of the Performance Award will vest based upon the date of death during employment or termination of employment by reason of Disability during the Performance Period in accordance with the following schedule, to be calculated and delivered at the end of the relevant Performance Period, provided that the relevant performance goals are achieved.

Date of Death or Termination for Disability	% Vested

Prior to ⅓ completion of Performance Period	0%

On or after ⅓ and before ⅔ completion of Performance Period	50%

On or after ⅔ completion of Performance Period	100%

(b)
Retirement and Termination with Consent. Unless otherwise determined by the Committee, a prorated value of the Performance Award will vest based upon the number of complete months worked during the Performance Period, in the event of a Participant’s termination of employment by reason of Retirement, or Termination with Consent, to be calculated and delivered at the end of the relevant Performance Period, provided that the relevant performance goals are achieved. In the case of any payment considered to be based upon separation from service, and not compensation the Participant could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of Participant’s termination if Participant is a “specified employee” under Section 409A of the Code upon his separation from service.

(i)
Example: If the Target number of Shares is 1000 shares for Performance Period 1 Awards, 1000 shares for Performance Period 2 Awards, and 1000 shares for Performance Period 3 Awards and if the Participant terminates employment by reason of Retirement six months following the first day of Performance Period 3, the Participant is entitled to vesting of 5/6’s of the Performance Period 1 awards, ½ of the Performance Period 2 awards, and 1/6 of the Performance Period 3 awards (or 1500 shares), subject to the Committee’s determination of the payout basis for each Performance Period. That is, the above example assumes that the Committee had determined the Performance Goals had been met at least to the 100% of Target level and that the payout basis was 100% of Target for each period.

(c)
Termination without Consent and Termination for Cause. Unless otherwise determined by the Committee, Performance Awards will be forfeited immediately if a Participant’s termination of employment is due to Termination without Consent or Termination for Cause.

(9)	Change of Control. Notwithstanding the foregoing provisions of the Regulations, if a Change of Control occurs, (i) the Performance Period shall automatically end,

(ii) the actual performance level for the abbreviated Performance Period shall be measured against the established Performance Goals, the performance criteria shall be deemed satisfied only to the extent that actual performance was achieved (the result is the “Achieved Performance Award”), and the balance of the Performance Award, if any, shall be forfeited, and (iii) the Achieved Performance Award shall remain subject to forfeiture until the third anniversary of the date of grant of the Performance Award if the Participant terminates employment after the Change of Control but before the third anniversary of the date of grant; provided, however, that (i) if a Change of Control Termination occurs within two years following a Change of Control, then the Achieved Performance Award shall not be forfeited upon such termination; rather, the Achieved Performance Award shall vest immediately upon the Change of Control Termination, (ii) if a Termination by reason of death or Disability occurs, then the Achieved Performance Award shall not be forfeited upon such death or Disability; rather, the Performance Award shall vest immediately upon the Participant’s death during employment or termination of employment by reason of Disability; and (iii) if a Termination by reason of Retirement or Termination with Consent occurs, then a prorated portion of the Achieved Performance Award will vest, based upon the number of complete months worked during the original Performance Period in relation to the number of whole months in the original Performance Period and the remainder shall be forfeited.

(a)
Abbreviated Performance.  In the event of a Change of Control:

(i) the final price for purposes of determining the Annualized TSR shall be determined based on the closing price of the business day immediately preceding the closing date of the Change of Control; and

(ii)  the ROCE for the year in which the Change of Control occurs shall be determined as the combination of the ROCE (x) actually achieved through the business day immediately preceding the closing date of the Change of Control and (y) measured at target for the period from the Change of Control through the end of the year in which the Change of Control occurs (applying the target ROCE for the year pro-rata over the number of whole and partial months remaining in the year).

In the event the Change of Control occurs in the first year of the Performance Period, the ROCE as so calculated in (ii), above, shall be the ROCE for the abbreviated Performance Period.  In the event the Change of Control occurs in the second year of the Performance Period, the weighted average ROCE shall be calculated for the years in the abbreviated Performance Period using a weighting of 40% for the actual ROCE achieved in the first year of the Performance Period and 60% for the ROCE as calculated in (ii), above, in the second year of the Performance Period. In the event the Change of Control occurs in the third year of the Performance Period, the weighted average ROCE shall be calculated for the years in the abbreviated Performance Period using a weighting of 20% for the actual ROCE achieved in the first year of the Performance Period, 30% for the actual ROCE achieved in the second year of the Performance Period and 50% for the ROCE as calculated in (ii), above, in the third year of the Performance Period.

(b)	Original Performance Period. In the event of a Change of Control, the original Performance Period shall be deemed to end on the third anniversary of the date of grant of the Performance Award.

8.
Forfeiture and Repayment. The Committee may determine that any Award under this Program shall be forfeited and/or any value received from the Award shall be repaid to the Corporation pursuant to any recoupment policies, rules or regulations in effect at the time the Award is granted.